Exhibit 99 (b)

Experts

The financial statements and the related financial statement schedules incorporated in these prospectii by reference from Allstate New York's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.